Filed Pursuant to Rule 424(b)(3)

Registration No. 333-203112

PROSPECTUS SUPPLEMENT

(To the Prospectus Dated April 21, 2015)

25,687,128 Shares

Common Stock

     As set forth in the Prospectus, dated April 21, 2015, with respect to the offer and sale of 25,687,128 shares of common stock of NovaBay Pharmaceuticals, Inc., from time to time one or more of the selling securityholders listed under the caption “Selling Securityholders” in the Prospectus may transfer, pledge, donate or assign such selling securityholders’ shares of common stock to lenders or others and each of such persons will be deemed to be a “selling securityholder” for purposes of the Prospectus.

     Equitec Specialists, LLC (“Equitec”), one of the selling securityholders, transferred two warrants and shares of common stock of NovaBay to Intracoastal Capital LLC (“Intracoastal”). As a result, all of the shares of common stock, including the shares issuable pursuant to the warrants disclosed as beneficially owned and being offered by Equitec, are beneficially owned and being offered by Intracoastal. As a result of the above, the disclosure regarding beneficial ownership by Equitec in the table of selling securityholders under the caption “Selling Securityholders” in the Prospectus is amended in its entirety, included footnote 4, as set forth below, and all other aspects of the table remain the same.

SELLING SECURITYHOLDERS

Name of Selling Securityholder	Shares of Common Stock Beneficially Held(1)	Number of Shares Issuable Upon Exercise of Warrants		Shares of Common Stock Owned After Offering	% of Common Stock After Offering

Equitec Specialists, LLC	0	0		0	0
Intracoastal Capital LLC	600,000	1,050,000	(4)	0	0

(1)	Includes shares of common stock issuable upon exercise of warrants. For the purposes hereof, we assume the issuance of all such shares pursuant to a cash exercise.
(4)	Consists of 1,050,000 shares of common stock issuable upon the exercise of warrants held by the Selling Securityholder and 600,000 shares of common stock owned by the Selling Securityholder.

The date of this prospectus is May 27, 2015.